As filed with the Securities and Exchange Commission on July 27, 2010

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TEVA PHARMACEUTICAL INDUSTRIES LIMITED

(Exact name of registrant as specified in its charter)

Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5 Basel Street

P.O.B. 3190

Petach Tikva, 49131 Israel

(Address, including zip code, of registrant’s principal executive offices)

Teva Pharmaceutical Industries 2002 Stock Option Plan for Non-Employee Barr Directors (formerly the Barr

Laboratories, Inc. 2002 Stock Option Plan for Non-Employee Directors)

Teva Pharmaceutical Industries 1993 Stock Option Plan for Non-Employee Barr Directors (formerly the Barr

Laboratories, Inc. 1993 Stock Option Plan for Non-Employee Directors)

Teva Pharmaceutical Industries 1994 Stock Option Plan (formerly the IVAX Corporation 1994 Stock Option Plan)

SICOR Inc. Amended and Restated 1997 Long-Term Incentive Plan

Teva Pharmaceutical Industries 1997 Employee Stock Option Plan (formerly the IVAX Corp. 1997

Employee Stock Option Plan)

Teva Pharmaceuticals USA, Inc. 2000 Non-Qualified Stock Option Plan

Stock Option Plan for Novopharm Employees

Teva Pharmaceutical Industries Ltd., 2001 Centenary Global Stock Option Plan

Teva Pharmaceutical Industries Ltd., 2004 Stock Option Plan for Employees in Israel

Teva Pharmaceutical Industries 2004 Incentive Compensation Plan (formerly the IVAX Corp. 2004

Incentive Compensation Plan)

Teva Pharmaceutical Industries Limited 2005 Omnibus Long-Term Share Incentive Plan

Teva Pharmaceutical Industries Limited 2008 Employee Stock Purchase Plan for U.S. Employees

Teva Pharmaceutical Industries Limited 2010 Long-Term Equity-Based Incentive Plan

(Full title of the plans)

Teva Pharmaceuticals USA, Inc.

1090 Horsham Road

North Wales, Pennsylvania 19454

Attention: William S. Marth

(215) 591-3000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

copies to:

Peter H. Jakes, Esq.

Jeffrey S. Hochman, Esq.

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

(212) 728-8000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered (2)	Proposed Maximum Offering Price per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (4)
Ordinary Shares, NIS 0.1 par value, deposited as American Depositary Shares	70,000,000	$50.10	$3,507,000,000	$250,050

(1)	American Depositary Shares (“ADSs”) issuable on deposit of ordinary shares have been registered under a separate registration statement.
(2)	The aggregate number of ordinary shares being registered represents 70,000,000 ordinary shares being registered under the Teva Pharmaceutical Industries Limited 2010 Long-Term Equity-Based Incentive Plan (the “Plan”). The ordinary shares are represented by a like number of American Depositary Shares. In addition, this Registration Statement covers an indeterminable number of additional ordinary shares as may hereafter be offered or issued as a result of the antidilution protections of the Plan.
(3)	Estimated solely for calculating the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act of 1933, as amended, based upon the average of the high and low price of an American Depositary Share on July 26, 2010, on the Nasdaq National Market. One American Depositary Share equals one ordinary share.
(4)	Pursuant to Rule 429(a) under the Securities Act of 1933, as amended, the prospectuses prepared under Part I of Form S-8 also relate to the ordinary shares included in the Registration Statement on Form S-8, File No. 333-96725, the Registration Statement on Form S-8, File No. 333-112115, the Registration Statement on Form S-8, File No. 333-112930, the Registration Statement on Form S-8, File No. 333-118978, the Registration Statement on Form S-8, File No. 333-126264, the Registration Statement on Form S-8, File No. 333-131274, the Registration Statement on Form S-8, File No. 333-153503, and the Registration Statement on Form S-8, File No. 333-155926. Such ordinary shares are represented by American Depositary Shares. The filing fees previously paid in connection with the registration of such ordinary shares were $2,167.79, $10,278.26, $6,719.25, $18,613.36, $10,242.72, $266,368.77, $6,260, and $1,288.12, respectively, based on the then-applicable filing fees.

EXPLANATORY NOTES

This Registration Statement on Form S-8 (this “Registration Statement”) incorporates by reference the Registrant’s previous Registration Statements on Form S-8 (Nos. 333-96725, 333-112115, 333-112930, 333-118978, 333-126264, 333-131274,

333-153503, and 333-155926). Any items included with these previous Registration Statements not expressly changed hereby shall be as set forth in such previous Registration Statements.

This Registration Statement registers ordinary shares in connection with the offering of ordinary share-based awards to employees, officers, directors, and consultants of Teva Pharmaceutical Industries Limited and its subsidiaries and affiliates under the Teva Pharmaceutical Industries Limited 2010 Long-Term Equity-Based Incentive Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information required in Part I of this Registration Statement have been or will be sent or given to participating employees as specified in Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”), in accordance with the rules and regulations of the United States Securities and Exchange Commission (the “Commission”). Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

The following documents, filed with the Commission by the Registrant, are incorporated by reference into the Registration Statement:

(a)	The Registrant’s Annual Report on Form 20-F for the year ended December 31, 2009 (the “2009 Form 20-F”);

(b)	The Registrant’s Current Reports on Form 6-K filed with the Commission on May 4, 2010 (containing the Company’s financial statements for the quarter ended March 31, 2010), May 18, 2010 (containing the Company’s proxy statement with respect to its 2010 annual meeting of shareholders), June 15, 2010, June 18, 2010, June 30, 2010, and July 27, 2010 (containing the Company’s financial statements for the quarter ended June 30, 2010); and

(c)	The description of the Registrant’s ordinary shares, par value NIS 0.1 per share and the American Depositary Shares representing the ordinary shares, contained in the Registration Statement on Form F-4, filed on September 16, 2008, as amended by the description thereof contained in the 2009 Form 20-F.

In addition, all documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all the securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents with the Commission. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

You may obtain copies of these documents free of charge by contacting us at our address or telephone number set forth below:

Teva Pharmaceutical Industries Limited

5 Basel Street

P.O.B. 3190

Petach Tikva, 49131 Israel

972-3-926-7513

Attn: Corporate Secretary

Item 4.	DESCRIPTION OF SECURITIES.

Not Applicable.

Item 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not Applicable.

Item 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Israeli Companies Law provides that a company may not indemnify an officeholder, nor enter into an insurance contract which would provide coverage for any monetary liability incurred as a result of any of the following: (i) a breach by the officeholder of his or her fiduciary duties unless the officeholder acted in good faith and had a reasonable basis to believe that the act would not harm the company’s interests; (ii) a breach by the officeholder of his or her duty of care if such breach was done intentionally or recklessly, but not if such was done only by negligence; (iii) any act or omission done with the intent to derive an illegal personal gain; or (iv) a fine or monetary settlement imposed upon the officeholder.

The Registrant’s articles of association provide that, subject to the Israeli Companies Law, the Registrant is entitled to agree in advance to indemnify any officeholder, as a result of a liability or an expense imposed on him or her or expended by him or her as a result of any action which was performed by the officeholder in his or her capacity as an officeholder of the Registrant, in respect of any of the following: (i) financial liability imposed upon the officeholder by virtue of a court decision, including a decision by way of settlement or a decision in arbitration which has been confirmed by a court of law, provided that the agreement to indemnify shall be limited to events that, in the opinion of the Registrant’s board of directors, are foreseeable, in light of the Registrant’s activities at the time that the agreement of indemnification was given and shall further be limited to amounts or criteria that the Registrant’s board of directors has determined to be reasonable under the circumstances, and provided further that in the agreement of indemnification the events that the Registrant’s board of directors believes to be foreseeable in light of the Registrant’s activities at the time that the agreement of indemnification was given are mentioned, as is the amount or criteria that the Registrant’s board of directors determined to be reasonable under the relevant circumstances; (ii) reasonable litigation expenses, including legal fees, expended by the officeholder as a result of an inquiry or a proceeding conducted in respect of such officeholder by an authority authorized to conduct same, which was concluded without the submission of an indictment against said officeholder and either (A) without any financial penalty being imposed on said officeholder instead of a criminal proceeding, or (B) with a financial penalty being imposed on said officeholder instead of a criminal proceeding, in respect of a criminal charge which does not require proof of criminal intent; and (iii) reasonable expenses with regard to litigation, including legal fees, which said officeholder shall have expended or shall have been obligated to expend by a court of law, in any proceedings which shall have been filed against said officeholder by or on behalf of the company or by another person, or with regard to any criminal charge of which said officeholder was acquitted, or with regard to any criminal charge of which said officeholder was convicted which does not require proof of criminal intent.

Furthermore, the Registrant’s articles of association, as amended, provide that subject to the Israeli Companies Law, the Registrant may generally indemnify any officeholder of the Registrant retroactively for any liability or expenditure for which the Registrant may agree to indemnify such shareholder in advance as provided above. The Registrant’s articles of association, as amended, provide that subject to the Israeli Companies Law, the Registrant may purchase insurance to cover the liability of any officeholder as a result of any of the following: (i) breach of a duty of care vis-à-vis the company or vis-à-vis another person; (ii) breach of a fiduciary duty vis-à-vis the company, provided that the officeholder acted in good faith and had reasonable grounds to believe that the action in question would not adversely affect the company; or (iii) financial liability which shall be imposed upon said officeholder in favor of another person as a result of any action which was performed by said officeholder in his or her capacity as an officeholder of the company. Pursuant to the Israeli Companies Law, indemnification of, exculpation of and procurement of insurance coverage for, officeholders in a public company must be approved by the audit committee, the board of directors and, if the officeholder is a director — also by the company’s shareholders.

Item 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not Applicable.

Item 8.	EXHIBITS.

4.1	Amended and Restated Deposit Agreement, dated January 11, 2008, among Teva Pharmaceutical Industries Limited, The Bank of New York Mellon, as depository, and the holders from time to time of shares, including the form of American Depositary Receipt contained therein (incorporated by reference to the Teva Pharmaceutical Industries Limited’s Registration Statement on Form F-6 (Reg. No. 333-116672))

5.1	Opinion of Tulchinsky Stern Marciano Cohen Levitski & Co.

5.2	Opinion of Willkie Farr & Gallagher LLP

23.1	Consent of Kesselman & Kesselman – Independent Registered Public Accounting Firm

23.2	Consent of Tulchinsky Stern Marciano Cohen Levitski & Co. (included in the opinion filed as Exhibit 5.1 to this Registration Statement)

23.3	Consent of Willkie Farr & Gallagher LLP (included in the opinion filed as Exhibit 5.2 to this Registration Statement)

24.1	Power of Attorney

99.1	Teva Pharmaceutical Industries Limited 2010 Long-Term Equity-Based Incentive Plan

Item 9.	UNDERTAKINGS.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Petach Tikva, State of Israel, on the 27 th day of July 2010.

TEVA PHARMACEUTICAL INDUSTRIES LIMITED

By:	/S/ EYAL DESHEH
Name:	Eyal Desheh
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date

Name:	/S/ SHLOMO YANAI Shlomo Yanai	President and Chief Executive Officer (Principal Executive Officer)	July 27, 2010

Name:	/S/ EYAL DESHEH Eyal Desheh	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 27, 2010

Name:	* Phillip Frost	Chairman	July 27, 2010

Name:	* Moshe Many	Vice Chairman	July 27, 2010

Name:	* Roger Abravanel	Director	July 27, 2010

Name:	* Ruth Cheshin	Director	July 27, 2010

	Signature	Title	Date

Name:	* Abraham E. Cohen	Director	July 27, 2010

Name:	* Amir Elstein	Director	July 27, 2010

Name:	* Elon Kohlberg	Director	July 27, 2010

Name:	* Roger Kornberg	Director	July 27, 2010

Name:	* Leora (Rubin) Meridor	Director	July 27, 2010

Name:	* Joseph Nitzani	Director	July 27, 2010

Name:	* Dan Propper	Director	July 27, 2010

Name:	* Ory Slonim	Director	July 27, 2010

Name:	* Dan S. Suesskind	Director	July 27, 2010

Name:	* Erez Vigodman	Director	July 27, 2010

Name:	/S/ WILLIAM S. MARTH William S. Marth	Authorized U.S. Representative	July 27, 2010

*By:	/S/ EYAL DESHEH
Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit No.

4.1	Amended and Restated Deposit Agreement, dated January 11, 2008, among Teva Pharmaceutical Industries Limited, The Bank of New York Mellon, as depository, and the holders from time to time of shares, including the form of form of American Depositary Receipt contained therein (incorporated by reference to the Teva Pharmaceutical Industries Limited’s Registration Statement on Form F-6 (Reg. No. 333-116672))

5.1	Opinion of Tulchinsky Stern Marciano Cohen Levitski & Co.

5.2	Opinion of Willkie Farr & Gallagher LLP

23.1	Consent of Kesselman & Kesselman – Independent Registered Public Accounting Firm

23.2	Consent of Tulchinsky Stern Marciano Cohen Levitski & Co. (included in the opinion filed as Exhibit 5.1 to this Registration Statement)

23.3	Consent of Willkie Farr & Gallagher LLP (included in the opinion filed as Exhibit 5.2 to this Registration Statement)

24.1	Power of Attorney

99.1	Teva Pharmaceutical Industries Limited 2010 Long-Term Equity-Based Incentive Plan